                                                                      Exhibit 12


                            GATX CAPITAL CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)
                                  (unaudited)

                                 Nine Months
                                   ended
                                September 30
                                  , 1995                           Year Ended December 31,
                                -----------------------------------------------------------------------------
                                               1994         1993         1992          1991         1990
                                               ----         ----         ----          ----         ----
 Fixed Charges:
   Interest on
       indebtedness and
       amortization of
       debt discount and
       expense                  $ 49,988     $ 62,744     $ 65,454     $ 71,889      $ 71,374     $ 57,167

   Capitalized interest              848          292          279          731         2,549        7,574

   Portion of rents
       representing
       interest factor
       (assumed to
       approximate 33%)            4,431        5,120        3,012        2,440         1,346        1,201
                                --------     --------     --------     --------      --------     --------

   Total fixed charges          $ 55,267     $ 68,156     $ 68,745     $ 75,060      $ 75,269     $ 65,942
                                ========     ========     ========     ========      ========     ========

 Earnings available for fixed
   charges:

   Net income (loss)            $ 29,209     $ 24,851     $ 21,525     $ (7,197)     $ 28,485     $ 31,603

   Income taxes (benefit)         21,607       18,785       21,361       (9,849)       22,549       22,693

   Cumulative effect of
       accounting changes             --           --           --       (9,456)           --           --

   Equity in net earnings
       of joint ventures,
       net of dividends
       received                    3,974       14,322       16,222       40,161         7,109           --

   Fixed charges
       (excluding capitalized
       interest)                  54,419       67,864       68,466       74,329       72,720        58,368
                                 =======     ========     ========     ========      ========     ========
 Total earnings available
 for fixed charges              $109,209    $125,822     $127,574     $ 87,988      $130,863     $112,664
                                ========     ========     ========     ========      ========     ========

 Ratio of earnings to
 fixed charges                      1.98         1.85         1.86         1.17          1.74         1.71
                                ========     ========     ========     ========      ========     ========
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